New England Business Service, Inc.
                 Statement Re Computation of Per Share Earnings
                     (In Thousands Except Per Share Data)


                                  Exhibit 11
                                  ----------

                                  Three Months Ended     Nine Months Ended
                                    March 31, 1995         March 31, 1995
                                  ------------------     ------------------
                                              Fully                  Fully
                                  Primary    Diluted     Primary    Diluted
                                  -------    -------     -------    -------
Shares
- ------

Weighted Average Shares
  of Common Stock                  15,142     15,142      15,340     15,340

Add:
  Common Stock Equivalents
    in the form of Stock Options      123 (1)    119 (1)     128 (1)    118 (1)
                                  -------    -------     -------    -------
Weighted Average Common Stock
  and Common Stock Equivalents     15,265     15,261      15,468     15,458
                                  =======    =======     =======    =======

Earnings
- --------

Earnings per Consolidated
  Statement of Income             $ 2,570    $ 2,570     $12,462    $12,462
                                  =======    =======     =======    =======

Earnings per Share                $   .17    $   .17     $   .81    $   .81
                                  =======    =======     =======    =======


(1) Amount considered immaterial for inclusion in earnings per share calculation as defined in Accounting Principles Board Opinion No. 15.